UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 25, 2013

Home BancShares, Inc.

(Exact name of registrant as specified in its charter)

Arkansas

(State or other jurisdiction of incorporation)

000-51904	71-0682831
(Commission File Number)	(IRS Employer Identification No.)

719 Harkrider, Suite 100, Conway, Arkansas	72032
(Address of principal executive offices)	(Zip Code)

(501) 328-4770

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

On June 25, 2013, Home BancShares, Inc., an Arkansas corporation (“Home”) filed a Current Report on Form 8-K (the “Report”) announcing the signing of that certain Agreement and Plan of Merger dated June 25, 2013 (the “Agreement”), under which the Company and its wholly-owned subsidiary, Centennial Bank (“Centennial”), will acquire Liberty Bancshares, Inc., an Arkansas corporation (“LBI”), and its bank subsidiary, Liberty Bank of Arkansas (“Liberty Bank”).

This Current Report on Form 8-K/A (the “Amendment”) amends and supplements the disclosure provided in the Report. Except as otherwise provided herein, the other disclosures made in the Report remain unchanged.

Statements made in this Amendment, other than those concerning historical financial information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, and are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements regarding the Company’s expectations concerning its financial condition, operating results, cash flows, liquidity and capital resources. A discussion of risks, uncertainties and other factors that could cause actual results to differ materially from management’s expectations is set forth under the captions “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, and in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2013.

Item 1.01 Entry Into a Material Definitive Agreement

On June 25, 2013, Home, Centennial, LBI, and Liberty Bank, entered into the Agreement, providing for the acquisition of LBI by Home (the “Merger”). Following the Merger, HBI expects to merge LBI into HBI and Liberty Bank into Centennial in a series of transactions.

Under the terms of the Agreement, shareholders of LBI will receive, in the aggregate, $250 million of Home common stock plus $30 million in cash. The number of shares of Home common stock to be issued to LBI shareholders will be determined based on the average closing price of Home common stock for the 20 trading days immediately prior to the closing date. In addition, if the 20-day average closing price of the Home common stock increases or decreases by more than twenty-five percent (25%) from the date of the Agreement, then either party has the option to terminate the Agreement. The transaction is expected to close late in the third quarter or early in the fourth quarter of 2013, and is subject to the approval of the shareholders of Home and LBI, regulatory approvals, and other conditions set forth in the Agreement.

Upon completion of the transaction, the combined company will have approximately $7.1 billion in total assets, $5.6 billion in deposits, $4.5 billion in loans, 151 branches, 186 ATMs, and 1,500 employees across Arkansas, Florida and Southern Alabama. The merger will significantly increase Home’s deposit market share in Arkansas making it the 2nd largest bank holding company headquartered in Arkansas.

The foregoing summary of the Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached hereto as Exhibit 2.1 and incorporated by reference herein.

Cautionary Statement

The Agreement, which has been included to provide investors with information regarding its terms, contains representations and warranties of each of the parties thereto. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties delivered in connection with the execution of the Agreement. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from those generally applicable to shareholders, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts. Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts, or for any other purpose, at the time they were made or otherwise.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

2.1 Agreement and Plan of Merger by and among Home BancShares, Inc., Centennial Bank, Liberty BancShares, Inc., and Liberty Bank of Arkansas dated June 25, 2013.*

*	The disclosure schedules referenced in the Agreement and Plan of Merger have been omitted pursuant to Item 601(b)(2) of SEC Regulation S-K. Home hereby undertakes to furnish supplementally a copy of the omitted disclosure schedules upon request by the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Home BancShares, Inc.
(Registrant)

Date: June 27, 2013	/s/ Randy Mayor
Randy Mayor
Chief Financial Officer